Exhibit 74(U)(1)

EXPLANATORY NOTE

The purpose of this amendment on Form NSAR-A to our semi-annual report on Form NSAR-A for the six months ended September 30, 2012 (the “Original Filing”), which was filed with the Securities and Exchange Commission on November 29, 2012, is to correct a certain typographical error in Item 74(U)(1) pertaining to the number of shares of the company that are outstanding. No other items of the Original Filing are being amended hereby.